Exhibit 99.1

EXECUTION VERSION

10b5-1 Sales Plan

This Sales Plan (including the attached Annex, the “Sales Plan”) is entered into as of August 30, 2017, by and among Pattern Development Finance Company LLC (“Seller”), Williams Trading, LLC (“Broker”) and Deutsche Bank Trust Company Americas (“Depositary”) and is acknowledged by Pattern Energy Group Inc. (the “Issuer”).

WHEREAS, Seller desires to establish this Sales Plan to sell shares of Class A Common Stock, par value $.01 per share (the “Shares”), of the Issuer in accordance with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as further set forth herein;

WHEREAS, pursuant to that certain Margin Loan Agreement, dated as of May 6, 2014 (as amended, supplemented and modified from time to time, the “Margin Loan Agreement”), by and among Seller, as borrower, Royal Bank of Canada, as administrative agent (the “Administrative Agent”) and the lenders from time to time party thereto (the “Lenders”), the Shares are currently held in accounts (“Securities Deposit Accounts”) of Seller that are subject to certain account control agreements by and among Seller, each lender and Deutsche Bank Trust Company Americas, as securities intermediary (“Depositary”), and are pledged to the respective Lenders pursuant to certain security agreements by and between Seller and each such Lender;

WHEREAS, Seller, the Lenders, Depositary and the Administrative Agent have entered into that certain Payoff and Release Agreement, dated as of August 30, 2017, whereby, among other things and subject to certain conditions, each Lender has authorized the Administrative Agent to, and the Administrative Agent has agreed to, instruct Depositary to release and transfer the Shares as designated by the Broker under this Sales Plan;

NOW, THEREFORE, Seller and Broker hereby agree as follows:

1.                                      Broker agrees that it shall effect one or more sales (each a “Sale”) of Shares as further set forth in the attached Annex A to this Sales Plan.

2.                                      This Sales Plan shall become effective on, and including, September 6, 2017 and shall terminate on the earliest of (a) 12 months after the date hereof, (b) the date on which Broker has sold all Shares specified in Annex A, (c) the date that this Sales Plan is terminated in accordance with paragraph 17 below, or (d) the date Broker receives notice of the dissolution of Seller.

3.                                      Seller represents and warrants that Seller is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Shares) and is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade federal securities laws, including, without limitation Rule 10b-5 under the Exchange Act.

4.                                      It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).  Seller has consulted with Seller’s own advisors as to the legal and tax aspects of Seller’s adoption and implementation of this Sales Plan.

5.                                      Seller represents that the Shares are “restricted securities” and/or that Seller may be deemed an “affiliate” of the Issuer as those terms are defined under Rule 144 of the Securities Act of 1933.  Seller shall not take, and shall not cause any person or entity with which it would be required to aggregate sales of Shares pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the Sales not to comply with Rule 144.  Seller shall make Form 144 filings as and when it reasonably believes to be necessary in connection with the Sales to be effected pursuant to this Plan.  Such Forms 144 shall specify that the Sales are being effected in accordance with a Sales Plan intended to comply with Rule 10b5-1.  Broker agrees to provide Seller with such information as is reasonably necessary for Seller accurately and timely to complete the Forms 144. If the volume of sales set forth in Annex A would exceed the volume limits of Rule 144, then Broker will sell no more than Rule 144 would allow. Broker agrees that the quantity of Shares to be sold under this Sales Plan shall not, in any event, exceed the limitations set forth in paragraph (e) of Rule 144 and that any sales shall be consistent with the manner of sale requirements set forth in paragraph (f) of Rule 144.

6.                                      Seller represents and warrants that Seller is currently permitted to sell Shares in accordance with the Issuer’s insider trading policies and has obtained the approval of the Issuer to enter into this Sales Plan and that, other than any Rule 144 requirements set forth herein, there are no contractual, regulatory, or other restrictions applicable to the Sales contemplated under this Sales Plan that would interfere with Broker’s ability to execute Sales and effect delivery and settlement of such Sales on behalf of Seller, other than restrictions with respect to which Seller has obtained all required consents, approvals and waivers, including restrictions in connection with the Margin Loan Agreement and its related security documents for which Seller has obtained the required consents, approvals and waivers from the Administrative Agent and the Lenders pursuant to the Payoff and Release Agreement.  Seller shall notify Broker immediately in the event that any of the above statements become inaccurate prior to the termination of this Sales Plan.

7.                                      Seller will not directly or indirectly communicate any information relating to the Issuer or the Issuer’s securities to any employee of Broker or its affiliates who is directly or indirectly involved in executing this Sales Plan at any time while this Sales Plan is in effect.

8.                                      Seller shall make all filings, if any, required under Sections 13(d) and 16 of the Exchange Act.

9.                                      For the services provided in this Sales Plan, Seller agrees to pay to Broker a fee per share as specified in Annex A for the Shares sold pursuant to the terms of this Sales Plan.  Broker shall deduct such fee from the proceeds of the Sales.

10.                               Seller understands that Broker may not effect a Sale due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker or any other event or circumstance (a “Blackout”).  Seller also understands that even in the absence of a Blackout, Broker may be unable to effect Sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Shares to reach and sustain a limit order price, or other market factors in effect on the date of a Sale set forth in Annex A (“Unfilled Sales”).

Broker agrees that if the Issuer enters into a transaction that imposes trading restrictions on Seller, such as a stock offering requiring an affiliate lock-up (an “Issuer Restriction”), and if the Issuer shall provide Broker at least one (1) day’s prior notice of such trading restrictions, then Broker will cease effecting Sales under this Sales Plan until notified by the Issuer and Seller that such restrictions have terminated.  Broker shall resume effecting Sales in accordance with this Sales Plan as soon as practicable after the cessation or termination of a Blackout or Issuer Restriction.  Any Unfilled Sales, and any Sales that would have been executed in accordance with the terms of Annex A but are not executed due to the existence of a Blackout or Issuer Restriction, shall be deemed to be cancelled, and shall not be effected pursuant to this Sales Plan.

11.                               On any day on which Broker sells Shares hereunder, Broker shall confirm sales of Shares and any Unfilled Sales to each of Seller, Depositary, Administrative Agent and Issuer by a daily email report and to such other persons or agents as Seller, Depositary, Administrative Agent or Issuer shall designate. Such report shall include the average price and number of Shares sold for the day, and the sale price, settlement date and aggregate proceeds net of Broker’s fees for each transaction. Broker shall also provide, by email to Seller and to such other persons or agents of Seller that Seller shall designate, other market data that Seller shall reasonably designate.

12.                               Broker represents and warrants to Seller that it has implemented reasonable policies and procedures, taking into consideration the nature of Broker’s business, to ensure that individuals making investment decisions will not violate the laws prohibiting trading on the basis of material nonpublic information.  These policies and procedures include those that restrict any purchase or sale, or the causing of any purchase or sale, of any security as to which Broker has material nonpublic information, as well as those that prevent such individuals from becoming aware of or being in possession of material nonpublic information.

13.                               All parties hereto agree that for any Shares sold hereunder, subject to receipt of valid instructions from Administrative Agent on behalf of each Lender, Depositary shall effect the release and transfer of the Shares to such account as designated by Broker by the regular way settlement date on a delivery versus payment basis, and Broker shall remit the proceeds (net of its commissions and applicable transaction fees) of the Shares sold to Depositary for credit, pro rata, to the Securities Deposit Accounts.

14.                               The standard protections of the Depositary in (i) Sections 3 and 4 of the Form of Issuer Agreement and Consent, dated as of May 6, 2014, (ii) Sections 4, 5, 6, 7 and 8 of the Securities Deposit Agreement, dated as of May 6, 2014, and (iii) Sections 9, 10, 11, 12 and 13 of each of the four (4) Account Control Agreements, dated as of May 6, 2014 are hereby incorporated by reference, mutatis mutandis, as if fully set out in this Sales Plan.

15.                               In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Depositary is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Depositary. Accordingly, each of the parties agree to provide to the Depositary, upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Depositary to comply with Applicable Law.

16.                               Any written communication shall be sent to the address specified below and shall become effective upon receipt:

a)             if to Broker, to it at:

Williams Trading LLC

Attn:

450 Post Road East, Suite 120

Westport, CT 06880

Telephone:

Email:

or at such other address as may from time to time be designated by notice from Broker to Seller, Depositary and Issuer in writing; and

b)             if to Seller, to it at:

Pattern Energy Group LP

Pier 1, Bay 3

San Francisco, CA 94111

Attn: General Counsel

Telephone:
Fax:
Email:

or at such other address as may from time to time be designated by notice from Seller to Broker, Depositary and Issuer in writing; and

c)              if to Depositary, to it at:

Deutsche Bank Trust Company Americas

60 Wall Street, 16th Floor

Mail Stop:  NYC60-1630

New York, New York  10005

Facsimile:

Attn:  Manager, Escrow Team

Email:

or at such other address as may from time to time be designated by notice from Depositary to Broker, Seller and Issuer in writing; and

d)             if to Issuer, to it at:

Pattern Energy Group Inc.

Pier 1, Bay 3

San Francisco, CA 94111

Attn: General Counsel

Telephone:

Fax:

Email:

or at such other address as may from time to time be designated by notice from Issuer to Broker, Seller and Depositary in writing.

e)              if to Administrative Agent, to it and its designated recipients at:

Royal Bank of Canada

200 Vesey Street

New York, NY 10281

Telephone:

Email:

or at such other address as may from time to time be designated by notice from Administrative Agent to Broker, Seller, Issuer and Depositary in writing.

17.                               This Sales Plan and its enforcement, and each transaction entered into hereunder and all matters arising in connection with this Sales Plan and transactions hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its choice of law doctrine.  The Sales Plan may be modified or amended in accordance with the requirements for the amendment to a “plan” as defined in paragraph (c) of Rule 10b5-1, provided that any such modification or amendment shall only be permitted at a time when Seller is otherwise permitted to effect sales under the Issuer’s trading policies and at a time when Seller is not aware of material nonpublic information concerning the Issuer or its securities.  This Sales Plan may be modified or amended only by a writing signed by the parties hereto, which the Issuer has reviewed and has provided its written consent to.  In the event of a modification or amendment to this Sales Plan, or in the event Seller establishes a new plan after termination of the Sales Plan, no sales shall be effected during the thirty (30) days immediately following such modification, amendment or termination (other than Sales already provided for in the Sales Plan prior to modification, amendment or termination).  This Sales Plan may be terminated at any time by Seller upon written notice to the other parties hereto; provided that, solely for the benefit of the Issuer, Seller hereby confirms that it will only terminate this Sales Plan without the Issuer’s consent in accordance with Section 6 of the Payoff and Release Agreement.

18.                               Seller agrees that Broker and its affiliates and their directors, officers, employees, and agents (collectively, “Broker Persons”) shall not be liable for any losses Seller may incur that are in any way attributable to any error, omission, mistake, breach or misrepresentation by Seller or the Issuer. Seller further agrees to hold each Broker Person free and harmless from any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and costs) incurred or sustained by such Broker Person in connection with or arising out of any suit, action or proceeding relating to this Sales Plan, any Sale, or any amendment, modification or termination of the Sales Plan (each an “Action”) and to reimburse each Broker Person for its reasonable and documented out-of-pocket expenses, as they are incurred, in connection with any Action, unless such loss, damage, liability or expense is caused by such Broker Person’s gross negligence, willful misconduct or bad faith.  This paragraph 18 shall survive termination of this Sales Plan.

19.                               This Sales Plan may be executed in counterparts (including facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first above written.

Pattern Development Finance Company LLC	Williams Trading, LLC

By:	By:
Name:	Name:
Title:	Title:

Acknowledged: Deutsche Bank Trust Company Americas, as Depositary	Acknowledged: Pattern Energy Group Inc.

By:
By:	Name:
Name:	Title:
Title:

By:
Name:
Title: